EXHIBIT 99.2

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this "Agreement"), dated as of February 28, 2005, between William F. Paulsen ("Executive") and Camden Summit, Inc. ("Camden Summit"), a Delaware corporation and a wholly owned subsidiary of Camden Property Trust, a Texas real estate investment trust ("Camden").

WHEREAS, Executive and Summit Properties Inc., a Maryland corporation ("Summit"), and Summit Management Company, a Maryland corporation ("Summit Management"), have entered into an Employment Agreement, dated February 15, 1999, as amended and restated on August 24, 2001 and amended pursuant to an Amendment Agreement, dated as of June 25, 2004 (as amended, the "Employment Agreement");

WHEREAS, concurrently herewith, Summit has been merged (the "Merger") with and into Camden Summit; and

WHEREAS, effective as of the effective time of the Merger (the "Effective Time"), Executive shall resign as an officer, employee and director of Summit and each of its affiliates.

Now, therefore, in consideration of the mutual promises and other good and valuable consideration referenced herein, the parties hereto agree as follows:

1.  Separation of Employment. Effective as of the Effective Time, (i) Executive resigns as an officer, director, manager or similar functionary of Summit and all entities related to Summit and (ii) the Employment Agreement is terminated and of no further force or effect and none of Summit, Summit Management, Camden, Camden Summit or any of their affiliates shall have any obligation to Executive arising out of the Employment Agreement.

2.  Consideration. The parties agree as follows:

(a)  Camden Summit will credit or cause to be credited $1,004,041.42 to the account established for Executive in the Camden Property Trust Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), which shall be held pursuant to the terms of the Deferred Compensation Plan and distributed in four equal annual installments commencing on the date that is 12 months after the date that Executive ceases to be a member of the board of trust managers of Camden.

(b)  Camden will pay or cause to be paid to Executive in cash the amount of $261.24.

(c)  Executive will pay to Camden Development, Inc. in cash the amount of $8,787.35.

(d)  Executive and his eligible dependents may elect to participate in Camden's or its subsidiaries' health and dental plans, or plans equivalent thereto (which may be provided, at Camden's option, through COBRA continuation of benefits to the extent permitted by applicable law), until the last to die of him and his spouse at a cost no greater than the group rates applicable to Camden employees from time to time. Executive shall remit such amount on or before the first day of each month by check made payable to Camden Development, Inc.

(e)  From the Effective Time through the remainder of Executive's life, Camden shall pay or cause to be paid to Executive a monthly allowance of $8,605.00 per month (the "Administrative Services Allowance") for office space, secretarial and comparable MIS support ("Administrative Services") and Executive shall be responsible for obtaining the Administrative Services at Executive's expense. Camden shall pay or cause to be paid the Administrative Services Allowance to Executive no later than the 16th day of the month in which such payment is due. The Administrative Services Allowance shall be increased on January 1st of each year beginning January 1, 2006 by the percentage increase, if any, in the cost-of-living for the immediately preceding calendar year as determined by the percentage increase in the "CPI" for such calendar year. As used herein, the "CPI" means the Consumer Price Index, All Urban Consumers, All Items, U.S. City Average (1982-84=100), published monthly by the U.S. Bureau of Labor Statistics and generally referred to as the "CPI-U," or if such index is no longer published then the most nearly comparable index published by federal authorities which reflects changes in the cost of living.

3.  Restrictive Covenants and Miscellaneous Provisions.

(a)  All payments and benefits under this Agreement are gross amounts and will be subject to taxes and lawful deductions, if any, which Executive agrees to promptly remit by check made payable to Camden Development, Inc.

(b)  North Carolina law shall govern the interpretation and enforcement of this Agreement.

(c)  The Indemnification Agreement dated July 20, 1999 and the Non-Competition Agreement dated February 15, 2000 previously entered into by Executive with Summit and Summit Management are not affected by execution of this Agreement, and both shall expressly survive the execution of this Agreement by the parties hereto.

(d)  Executive acknowledges and agrees that he is entering into this Agreement freely and voluntarily. He has carefully read and understand all of the provisions of this Agreement. He understands that it sets forth the entire agreement between him and Camden and represents that no other statements, promises, or commitments of any kind, written or oral, have been made to Executive by Camden Summit, or any of its agents, to cause him to accept it. Executive further acknowledges and agrees that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Executive understands that he may have up to 21 days from the date of this Agreement to consider this Agreement. Executive understands that if he signs this Agreement, he will then have seven days to cancel it if he so chooses. Executive may cancel this Agreement by delivering a written notice of cancellation to Richard J. Campo at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046. However, if Executive elects to cancel this Agreement, he understands that he will not be entitled to any of the benefits or other consideration referenced in this Agreement. Executive realizes this Agreement is not effective or enforceable until the seven-day period expires without revocation. Executive understands that this Agreement will not become effective until the eighth day after he signs the Agreement without revocation (the "Effective Date"). Executive understands that Camden Summit will have no duty to pay him or provide him with the consideration listed in Section 2 until the Effective Date of this Agreement.

I acknowledge acceptance of this Agreement by my signature below:

/s/ William F. Paulsen___________________
William F. Paulsen

Agreed to and accepted on behalf of Camden Summit, Inc.:

By:	/s/ Richard J. Campo_________________ Richard J. Campo Chairman of the Board and Chief Executive Officer